Exhibit 99.1

FOR IMMEDIATE RELEASE

FOR MORE INFORMATION CONTACT:
PETER J. CORSO
(518) 673-3243

                          CNB FINANCIAL CORP. ANNOUNCES
                         REVISED SECOND QUARTER EARNINGS

CANAJOHARIE, New York (August 2, 1999) --- CNB Financial Corp. (NASDAQ: CNBF) announced revised operating results for the three and six month periods ended June 30, 1999 to reflect recently announced developments relating to the issuer of a corporate bond held in the Company's portfolio.

Revised net income for the second quarter of 1999 amounted to $1.295 million, compared to the $1.806 million reported for the second quarter of 1998 while revised net income for the six months ended June 30, 1999 amounted to $3.146 million, compared to the $3.576 million reported for the six months ended June 30, 1998.

The Company's stockholders' equity at June 30, 1999 was $58.501 million including an unrealized pre-tax loss of $1.187 million on a corporate bond position in its available for sale portfolio. Subsequent to the Company's release of its second quarter operating results, additional information about the issuer of the corporate bond became available which has led the Company to conclude that the value is other than temporarily impaired and is revising second quarter operating results to reflect a non-cash charge which reduces net income by $879,000 after tax ($1.187 million pre-tax) while stockholders' equity remains unchanged at $58.501 million. Revised diluted earnings per share amounted to $.17 for the quarter ended June 30, 1999 compared to diluted earnings per share of $.23 for the quarter ended June 30, 1998 and revised diluted earnings per share for the six months ended June 30, 1999 amounted to $.41 compared to diluted earnings per share of $.46 for the six months ended June 30, 1998. Cash dividends paid to shareholders in the first six months of 1999 totaled $.16 per share, or 14% higher than the $.14 per share paid in the first six months of 1998.

Excluding the write-down of the corporate bond, net income for the second quarter of 1999 amounted to $2.174 million, a 20.4% increase over the $1.806 million reported for the second quarter of 1998, while net income for the six months ended June 30, 1999 amounted to $4.025 million, a 12.6% increase over the $3.576 million reported for the six months ended June 30, 1998. Diluted earnings per share amounted to $.29 for the quarter ended June 30, 1999, a 26.1% increase compared to diluted earnings per share of $.23 for the quarter ended June 30, 1998 and diluted earnings per share for the six months ended June 30, 1999 amounted to $.53, a 15.2% increase compared to diluted earnings per share on the same basis of $.46 for the six months ended June 30, 1998. The improvement in earnings (excluding the write-down) for the quarter and six month period ended June 30, 1999 resulted mainly from increases in net interest income despite a decreasing net interest margin, an increase in other income resulting mainly from net gains on security transactions and fiduciary income. Additionally, other expenses decreased for the period ended June 30, 1999 when compared to June 30, 1998.

Total assets amounted to $745.4 million at June 30, 1999, up 9.3% compared to $681.7 million at June 30, 1998. Excluding the write-down of the corporate bond, return on average assets for the six-month period ended June 30, 1999 was 1.11% as compared to 1.06% last year while return on average equity amounted to 13.90% for the six-month period ended June 30, 1999 compared to 12.98% for 1998.

Central National Bank, Canajoharie ("CNB"), a subsidiary of CNB Financial Corp., recently announced that the Bank has entered into a definitive agreement with Astoria Federal Savings and Loan Association to acquire five retail banking offices located in the New York counties of Otsego and Chenango. Under the terms of the agreement, CNB will acquire all of the deposit liabilities (approximately $164 million) in addition to the five banking offices. Donald L. Brass, President and Chief Executive Officer of CNB stated, " With the exception of the non-recurring charge to income, I am very pleased with the events of the first half of 1999. I believe we are seeing the benefits of our now completed 18-month profit enhancement program as witnessed by the increased core earnings for the six month period, and in particular, the strong second quarter results. In addition, the acquisition of the five Astoria branches is bringing our goal of becoming a $1 billion asset financial service provider by year-end 2000 closer to realization." The transaction, which is subject to regulatory approval, is anticipated to close in the third quarter of 1999.

Headquartered in Canajoharie, New York, CNB Financial Corp. is the holding company for Central National Bank, Canajoharie, and Central Asset Management, Inc. Central National Bank provides a broad range of deposit and loan products to area consumers, businesses and government entities. The bank operates 20 full service branch offices and two financial service centers throughout seven counties in Central New York. Central Asset Management provides investment advisory services. Visit our web site on the World Wide Web at http://www.canajocnb.com.

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



                               CNB Financial Corp.
                   Unaudited Consolidated Financial Highlights
                             (Dollars in thousands)


Quarterly Data                                               06/30/99          06/30/98             Change
--------------                                               --------          --------             ------
Summary of Operations:
      Net interest income                                      $6,802            $6,702               1.5%
      Provision for loan losses                                   450               140             221.4%
      Other income *                                              176               981            (82.1)%
      Other expenses                                            4,776             5,099             (6.3)%
      Net income                                                1,295             1,806            (28.3)%
      Net income **                                             2,174             1,806              20.4%

Performance Ratios (Annualized):
      Net interest margin (tax equivalent)                      4.03%             4.18%
      Return on average assets **                               1.19%             1.03%
      Return on average equity **                              14.72%            12.99%

Year-to-Date Data (y-t-d)
-------------------------
Summary of Operations:
      Net interest income                                     $13,514           $13,156               2.7%
      Provision for loan losses                                   720               290             148.3%
      Other income *                                            1,266             1,980            (36.1)%
      Other expenses                                            9,795            10,009             (2.1)%
      Net income                                                3,146             3,576            (12.0)%
      Net income **                                             4,025             3,576              12.6%

Performance Ratios (Annualized):
      Net interest margin (tax equivalent)                      4.05%             4.27%
      Return on average assets **                               1.11%             1.06%
      Return on average equity **                              13.90%            12.98%

                                                             06/30/99          06/30/98
Balance Sheet Data:                                          --------          --------
      Assets                                                 $745,387          $681,684
      Deposits                                                607,766           587,305
      Gross loans                                             403,774           368,533
      Allowance for loan losses                                 8,452             8,394
      Non-performing loans                                      6,283             6,827
      Stockholders' equity                                     58,501            56,041

*      Includes write-down of corporate bond of $879,000, net of tax.
**     Excludes after tax $879,000 write-down of corporate bond.

Return on average assets and return on average equity including the $879,000 after tax write-down of a corporate bond was 0.71% and 10.86% for the quarter ended June 30, 1999 and 0.86% and 8.77% for the six months ended June 30, 1999.

                                      -###-

                                 August 2, 1999

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